 Oppenheimer International Growth Fund/VA A Series of Panorama Series Fund, Inc. Prospectus dated April 30, 2002 Oppenheimer International Growth Fund/VA is a mutual fund that seeks long-term growth of capital. It emphasizes investments in common stocks and securities of foreign companies. Shares of the Fund are sold only as an underlying investment for variable life insurance policies, variable annuity contracts and other insurance company separate accounts. A prospectus for the insurance product you have selected accompanies this Prospectus and explains how to select shares of the Fund as an investment under that insurance product and whether you are only eligible to purchase Service shares of the Fund. This Prospectus contains important information about the Fund's objective, its As with all mutual funds, the Securities and investment policies, strategies and risks. Please Exchange Commission has not approved or disapproved read this Prospectus (and your insurance product the Fund's securities nor has it determined that prospectus) carefully before you invest and keep them this Prospectus is accurate or complete. It is a for future reference about your investment. criminal offense to represent otherwise. 1234 Contents About the Fund ------------------------------------------------------------------------------------------------------------------- The Fund's Investment Objective and Strategies Main Risks of Investing in the Fund The Fund's Performance About the Fund's Investments How the Fund is Managed Investing in the Fund ------------------------------------------------------------------------------------------------------------------- How to Buy and Sell Shares Dividends, Capital Gains and Taxes Financial Highlights About the Fund The Fund's Investment Objective and Strategies What Is the Fund's Investment Objective? The Fund seeks long-term growth of capital by investing under normal circumstances, at least 90% of its assets in equity securities of companies wherever located, the primary stock market of which is outside the United States. What Does the Fund Mainly Invest In? The Fund currently invests mainly in common stocks of foreign growth companies listed on foreign stock exchanges. They can include both smaller, less-well-known companies and larger, more established companies that the portfolio manager believes have favorable prospects for capital growth relative to the market. The Fund does not limit its investments to issuers within a specific market capitalization range. Although the Fund currently has an emphasis on mid-size companies, the Fund's emphasis may change over time. It can invest up to 25% of its total assets in emerging markets and can invest without limit in developed markets throughout the world. The Fund may increase the relative emphasis of its investments in one or more industries, countries, or regions from time to time, such as Europe or Asia, for example. The Fund can also buy preferred stocks, securities convertible into common stocks and other securities having equity features. The Fund can invest up to 20% of its total assets in debt securities when the portfolio manager believes that it is appropriate to do so in order to seek the Fund's objective. The Fund typically does not invest in debt securities to a significant degree. The Fund can also use hedging instruments and certain derivative investments to try to manage investment risks. These investments are more fully explained in "About the Fund's Investments," below. |X| How Does the Portfolio Manager Decide What Securities to Buy or Sell? In selecting securities for the Fund, the Fund's portfolio manager evaluates investment opportunities on a company-by-company basis. The portfolio manager looks primarily for foreign companies with high growth potential using a "bottom up" investment approach - that is, looking at the investment performance of individual stocks before considering the impact of general or industry trends. This approach includes fundamental analysis of a company's financial statements and management structure, and analysis of the company's operations and product development, as well as the industry of which the issuer is part. In seeking broad diversification of the Fund's investment holdings, the portfolio manager currently focuses on the factors below, which may vary in particular cases and may change over time. The portfolio manager currently searches for: |_| Companies that enjoy a strong competitive position and high demand for their products and services, |_| Companies that participate in markets with substantial barriers against entry by potential competitors, |_| Well-financed companies that are entering a growth cycle, and |_| Companies with accelerating earnings growth and cash flow. In applying these and other selection criteria, the portfolio manager considers the potential effect of worldwide trends on the growth of particular business sectors and looks for companies that may benefit from global trends. The trends, or "global themes," currently considered include mass affluence, aging, corporate restructuring and efficiency enhancing technologies and services. The portfolio manager does not invest a fixed amount of the Fund's assets according to these themes and this strategy and the themes that are considered may change over time. Who Is the Fund Designed For? The Fund's shares are available only as an investment option under certain variable annuity contracts, variable life insurance policies and investment plans offered through insurance company separate accounts of participating insurance companies, for investors seeking capital growth in their investment over the long term from foreign stocks. Those investors should be willing to assume the greater risks of short-term share price fluctuations that are typical for an aggressive fund focusing on growth stock investments, and the special risks of investing in both emerging and developed foreign countries. The Fund does not seek current income and the income from its investments will likely be small, so it is not designed for investors needing income. The Fund is not a complete investment program. Main Risks of Investing in the Fund All investments carry risks to some degree. The Fund's investments in stocks are subject to changes in their value from a number of factors described below. There is also the risk that poor security selection by the Fund's investment Manager, OppenheimerFunds, Inc. (the "Manager"), will cause the Fund to underperform other funds having similar objectives. Stocks of growth companies may provide greater opportunities for capital appreciation but may be more volatile than other stocks. That volatility is likely to be even greater for companies with lower capitalizations because their securities may not be widely traded. The Fund can buy securities of issuers in emerging or developed foreign markets that have special risks not associated with investments in domestic securities, such as the effects of currency fluctuations on relative prices. However, changes in the market prices of securities can occur at any time. The share price of the Fund will change daily based on changes in market prices of securities and market conditions and in response to other economic events. There is no assurance that the Fund will achieve its investment objective. |X| Risks of Investing in Stocks. Stocks fluctuate in price, and their short-term volatility at times may be great. Because the Fund invests primarily in common stocks of foreign companies, the value of the Fund's investment holdings will be affected by changes in the foreign stock markets and the special economic and other factors that might primarily affect the prices of securities in particular foreign markets. Market risk will affect the Fund's net asset value per share, which will fluctuate as the values of the Fund's investments change. A variety of factors can affect the price of a particular stock and the prices of individual stocks do not all move in the same direction uniformly or at the same time. Different stock markets may behave differently from each other. Other factors can affect a particular stock's price, such as poor earnings reports by the issuer, loss of major customers, major litigation against the issuer, or changes in government regulations affecting the issuer or its industry. Additionally, stocks of issuers in a particular industry may be affected by changes in economic conditions, government regulations, availability of basic resources or supplies, or other events that affect that industry more than others. To the extent that the Fund increases the relative emphasis of its investments in a particular industry, its share values can be expected to fluctuate in response to events affecting that industry. |X| Risks of Foreign Investing. While foreign securities offer special investment opportunities, there are also special risks. The Fund can buy securities of companies (or governments) in any country, including developed countries and emerging markets. Under normal market conditions (when the Manager believes that the stock markets are not in an unstable or volatile period) the Fund will invest at least 90% of its total assets in equity securities of issuers located outside the U.S. The change in value of a foreign currency against the U.S. dollar will result in a change in the U.S. dollar value of securities denominated in that foreign currency. Foreign issuers are not subject to the same accounting and disclosure requirements that U.S. companies are subject to. The value of foreign investments may be affected by exchange control regulations, currency devaluation, expropriation or nationalization of a company's assets, foreign taxes, delays in settlement of transactions, changes in governmental economic or monetary policy in the U.S. or abroad, or other political and economic factors. To the extent that the Fund increases the relative emphasis of its investment holdings in companies in a particular country or region, it will be subject to the risks of political or economic events that affect that country or region. |X| Special Risks of Emerging Markets. Securities of issuers in emerging markets present risks not found in more mature markets. They may be more difficult to value or to sell at an acceptable price and their prices may be more volatile than securities of companies in more developed markets. Settlements of trades may be subject to greater delays so that the Fund may not receive the proceeds of a sale of a security on a timely basis. Emerging countries may have less developed trading markets and exchanges. They may have less developed legal and accounting systems, and investments in those markets may be subject to greater risks of government restrictions on withdrawing the sales proceeds of securities from the country. Economies of developing countries may be more dependent on relatively few industries that may be highly vulnerable to local and global changes. Governments may be more unstable and present greater risks of nationalization or restrictions on foreign ownership of stocks of local companies. As a result of these risk factors, these investments may be very speculative. How Risky is the Fund Overall? The risks described above collectively form the overall risk profile of the Fund, and can affect the value of the Fund's investments, its investment performance and its price per share. Particular investments and investment strategies also have risks. These risks mean that you can lose money by investing in the Fund. When you redeem your shares, they may be worth more or less than what you paid for them. In the short term, foreign stocks can be volatile and the price of the Fund's shares can go up and down substantially. The Fund generally does not use income-oriented investments to help cushion the Fund's total return from changes in stock prices, except for defensive or liquidity purposes. The Fund is generally an aggressive investment vehicle, designed for investors willing to assume greater risks in the hope of achieving long-term capital appreciation. It is likely to be subject to greater fluctuations in its share prices than funds that do not invest in foreign securities (especially emerging market securities) or funds that focus on both stocks and bonds. An investment in the Fund is not a deposit of any bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. The Fund's Performance The bar chart and table below show one measure of the risks of investing in the Fund, by showing changes in the Fund's performance from year to year for the full calendar years since the Fund's inception and by showing how the average annual total returns for 1, 5 and 10 years or life of class of the Fund's shares compare to those of a broad-based market index. Because Service shares are subject to a service fee, the performance is expected to be lower for any given period. The Fund's past investment performance is not necessarily an indication of how the Fund will perform in the future. Annual Total Returns (as of 12/31 each year) [See appendix to prospectus for data in bar chart showing annual total returns] For the period 1/1/02 through 3/31/02, the Fund's cumulative return (not annualized) was ____%. Charges that apply to separate accounts investing in the Fund are not included in the calculations of return in this bar chart, and if those charges were included, the returns would be less than those shown. During the period shown in the bar chart, the highest return (not annualized) for a calendar quarter was 36.91% (4 QTR99) and the lowest return for a calendar quarter was -26.98% (3QTR01). --------------------------------- ------------------------- ---------------------------- --------------------------- -------------------------------- Average Annual Total Returns 10 Years for the periods ended December 1 Year 5 Years (or life of class if less) 31, 2001 --------------------------------- ------------------------- ---------------------------- --------------------------- --------------------------------- ------------------------- ---------------------------- --------------------------- Oppenheimer International Growth Fund/VA (inception: 5/13/92) -24.31% 5.88% 7.26% --------------------------------- ------------------------- ---------------------------- --------------------------- --------------------------------- ------------------------- ---------------------------- --------------------------- Morgan Stanley EAFE Index -21.21% 1.17% 6.25%1 --------------------------------- ------------------------- ---------------------------- --------------------------- --------------------------------- ------------------------- ---------------------------- --------------------------- Oppenheimer International Growth Fund/VA Service Shares (inception 3/19/01) -11.48%2 N/A N/A --------------------------------- ------------------------- ---------------------------- --------------------------- 1. From 4/30/92. 2. Performance for the Service Share class would have been lower if the 0.10% increase in the service fee for that class, effective May 1, 2002, had occurred during the period shown above. The Fund's average annual total returns in the table measure the performance of a hypothetical account without deducting charges imposed by the separate accounts that invest in the Fund and assume that all dividends and capital gains distributions have been reinvested in additional shares. Because the Fund invests primarily in foreign stocks, the Fund's performance is compared to the Morgan Stanley Capital International EAFE Index, an unmanaged index of equity securities listed on 20 principal stock markets of Europe, Asia and Australia. However, it must be remembered that the index performance reflects the reinvestment of income but does not reflect transaction costs. Also, the Fund may invest in markets other than those in the index. The Fund's total returns should not be expected to be the same as the returns of other Oppenheimer funds, even if funds have the same portfolio managers and/or similar names. About the Fund's Investments The Fund's Principal Investment Policies. The allocation of the Fund's investment holdings among the different investments will vary over time based upon the Manager's evaluation of economic and market trends. The Fund's portfolio might not always include all of the different types of investments described below. The Statement of Additional Information contains more detailed information about the Fund's investment policies and risks. The Manager tries to reduce risks by carefully researching securities before they are purchased. The Fund attempts to reduce its exposure to market risks by diversifying its investments, that is, by not holding a large percentage of the stock of any one company and by not investing too great a percentage of the Fund's assets in any one company. Also, the Fund does not concentrate 25% or more of its assets in investments in any one industry. |X| Growth Stock Investments. The Fund emphasizes investments in common stocks of foreign companies that the Manager believes have growth potential. Growth companies can be new or established companies that may be developing new products or services, that have relatively favorable prospects, or that are expanding into new and growing markets. Current examples include companies in the fields of telecommunications, pharmaceuticals, computer software, and new consumer products. Growth companies may be applying new technology, new or improved distribution techniques or developing new services that might enable them to capture a dominant or important market position. They may have a special area of expertise or the capability to take advantage of changes in demographic factors in a more profitable way than competitors. Growth companies tend to retain a large part of their earnings for research, development or investment in capital assets. Therefore, they might not emphasize paying dividends, and might not pay any dividends for some time. They are selected for the Fund's portfolio because the Manager believes the price of the stock will increase over the long term, relative to the overall stock market. However, growth stocks may be more volatile than other stock investments. They may lose favor with investors if the issuer's business plans do not produce the expected results or they may be subject to more volatility because of investor speculation about the issuer's prospects. |X| Foreign Securities. The Fund can buy stocks and other equity securities of companies organized under the laws of a foreign country or companies that have a substantial portion of their operations or assets abroad, or derive a substantial portion of their revenue or profits from businesses, investments or sales outside the U.S. Foreign securities include securities traded primarily on foreign securities exchanges or in foreign over-the-counter markets. The Fund considers securities of foreign issuers that are represented in the U.S. securities markets by American Depository Receipts (ADRs) or similar depository arrangements to be "foreign securities" for purposes of its investment allocations. The Fund can also buy debt securities issued by foreign companies, but they would primarily be convertible securities. It can buy debt securities issued by foreign governments or their agencies, but these are not expected to be a main investment strategy of the Fund. The Fund can invest up to 25% of its total assets in securities of companies based in "emerging" markets. An issuer is considered by the Fund to be located in an emerging market if: o the issuer is organized under the law of an emerging country; o the issuer's principal securities trading market is in an emerging market; or o at least 50% of the issuer's non-current assets, capitalization, gross revenue or profit is derived (directly or indirectly) from assets or activities located in emerging markets. |X| Portfolio Turnover. The Fund ordinarily does not engage in short-term trading to try to achieve its objective. Portfolio turnover affects brokerage costs the Fund pays. The Financial Highlights table at the end of this Prospectus shows the Fund's portfolio turnover rates during prior fiscal years. |X| Special Fund Diversification Requirements. To enable a variable annuity or variable life insurance contract based on an insurance company separate account to qualify for favorable tax treatment under the Internal Revenue Code, the underlying investments must follow special diversification requirements that limit the percentage of assets that can be invested in securities of particular issuers. The Fund's investment program is managed to meet those requirements, in addition to other diversification requirements under the Internal Revenue Code and the Investment Company Act that apply to publicly-sold mutual funds. Failure by the Fund to meet those special requirements could cause earnings on a contract owner's interest in an insurance company separate account to be taxable income. Those diversification requirements might also limit, to some degree, the Fund's investment decisions in a way that could reduce its performance. |X| Can the Fund's Investment Objective and Policies Change? The Fund's Board of Directors may change non-fundamental investment policies without shareholder approval, although significant changes will be described in amendments to this Prospectus. Fundamental policies are those that cannot be changed without the approval of a majority of the Fund's outstanding voting shares. The Fund's investment objective is not a fundamental policy, but will not be changed by the Board of Directors without advance notice to shareholders. Investment restrictions that are fundamental policies are listed in the Statement of Additional Information. An investment policy is not fundamental unless this Prospectus or the Statement of Additional Information says that it is. Other Investment Strategies. To seek its objective, the Fund can also use the investment techniques and strategies described below. The Fund might not always use all of them. These techniques have certain risks, although some are designed to help reduce overall investment or market risks. |X| Investing in Special Situations. At times the Fund might use aggressive investment techniques. These might include seeking to benefit from what the portfolio manager perceives to be "special situations," such as mergers, reorganizations or other unusual events expected to affect a particular issuer. However, there is a risk in investing in special situations that the change or event might not occur, which could have a negative impact on the price of the issuer's security. The Fund's investment might not produce the expected gains or could incur a loss for the portfolio. |X| Cyclical Opportunities. The Fund might also seek to take advantage of changes in the business cycle by investing in companies that are sensitive to those changes if the portfolio manager believes they have growth potential. For example, when the economy is expanding, companies in the consumer durables and technology sectors might benefit and present long-term growth opportunities. The Fund focuses on seeking growth over the long term but on occasion might seek to take tactical advantage of short-term market movements or events affecting particular issuers or industries. There is the risk that those securities might lose value when the issuer or industry is out of phase in the business cycle. |X| Debt Securities. The Fund can also invest up to 20% of its total assets in debt securities when the Manager believes that it is appropriate in seeking the Fund's objective. The Fund can buy debt securities issued by foreign governments, by supranational organizations such as the World Bank, or by companies. Those debt securities may be rated or unrated. The Fund can invest up to 15% of its total assets in debt securities that are below investment grade. Those lower-rated debt securities are commonly called "junk bonds," and have greater risks of default than investment-grade securities. The Fund currently does not intend to invest more than 5% of its total assets in securities rated below investment grade. The Fund does not expect that its holdings of debt securities, including convertible securities will normally represent more than 5% of its total assets. |_| Convertible Securities. While the Fund emphasizes investments in common stocks, it can also buy securities convertible into common stock. Although some convertible securities are debt securities, the Manager considers some of them to be "equity equivalents" because of the conversion feature and in those cases their rating has less impact on the investment decision than in the case of other debt securities. Nevertheless, convertible debt securities, like other debt securities, are subject to both "credit risk" (the risk that the issuer will not pay interest or repay principal in a timely manner) and "interest rate risk" (the risk that the prices of the securities will be affected inversely by changes in prevailing interest rates). The Fund can buy below-investment-grade convertible debt securities, which are subject to greater risks of default than investment-grade securities. To the extent the Fund buys debt securities it will focus primarily on investment-grade securities. |X| Investing in Domestic Securities. The Fund does not expect to invest more than 10% of its assets in securities of U.S. issuers as part of its normal investment program. However, it can hold common and preferred stocks as well as debt securities of U.S. companies, and can also invest in U.S. corporate and government debt securities for defensive and liquidity purposes. |X| Illiquid and Restricted Securities. Investments may be illiquid because there is no active trading market for them. That might make it difficult to value them or dispose of them promptly at an acceptable price. A restricted security is one that has a contractual restriction on its resale or which cannot be sold publicly until it is registered under the Securities Act of 1933. The Fund will not invest more than 15% of its net assets in illiquid or restricted securities. Certain restricted securities that are eligible for resale to qualified institutional purchasers may not be subject to that limit. The Manager monitors holdings of illiquid securities on an ongoing basis to determine whether to sell any holdings to maintain adequate liquidity. |X| Repurchase Agreements. The Fund can enter into repurchase agreements. In a repurchase transaction, the Fund buys a security and simultaneously sells it to the vendor for delivery at a future date. Repurchase agreements must be fully collateralized. However, if the vendor fails to pay the resale price on the delivery date, the Fund could incur costs in disposing of the collateral and might experience losses if there is any delay in its ability to do so. There is no limit on the amount of the Fund's net assets that may be subject to repurchase agreements of seven days or less. |X| Derivative Investments. The Fund can use a number of different kinds of "derivative" investments, although it does not do so currently to a significant degree and is not required to use them to seek its goal. In general terms, a derivative investment is an investment contract whose value depends on (or is derived from) the value of an underlying asset, interest rate or index. In the broadest sense, exchange-traded options, futures contracts, forward contracts and other hedging instruments the Fund might use can be considered "derivative" investments. In addition to using derivatives for hedging, the Fund might use other derivative investments because they offer the potential for increased value. |_| There are Special Risks in Using Derivative Investments. Markets underlying securities and indices may move in a direction not anticipated by the Manager. Interest rate and stock market changes in the U.S. and abroad may also influence the performance of derivatives. If the issuer of the derivative does not pay the amount due, the Fund can lose money on the investment. Also, the underlying security or investment on which the derivative is based, and the derivative itself, may not perform the way the Manager expected it to perform. If that happens, the Fund's share price could decline. The Fund has limits on the amount of particular types of derivatives it can hold. However, using derivatives can cause the Fund to lose money on its investments and/or increase the volatility of its share prices. As a result of these risks the Fund could realize less return from the investment than expected. Certain derivative investments held by the Fund may be illiquid. |X| Hedging. The Fund can buy and sell certain kinds of futures contracts, forward contracts, and exchange-traded call options, including call options on futures contracts, foreign currencies and broadly-based securities indices. These are all referred to as "hedging instruments." Although the Fund can use forward contracts, options or futures to hedge foreign currency risks when buying and selling securities, it does not currently use them or other types of hedging extensively and does not use hedging instruments for speculative purposes. It has limits on its use of hedging. The Fund is not required to use hedging instruments in seeking its goal. Some of these strategies would hedge the Fund's portfolio against price fluctuations. Other hedging strategies, such as buying futures and call options, would tend to increase the Fund's exposure to the securities market. Forward contracts could be used to try to manage foreign currency risks on the Fund's foreign investments. Foreign currency options could be used to try to protect against declines in the dollar value of foreign securities the Fund owns, or to protect against an increase in the dollar cost of buying foreign securities. Options trading involves the payment of premiums and has special tax effects on the Fund. There are also special risks in particular hedging strategies. If the Manager uses a hedging instrument at the wrong time or judges market conditions incorrectly, the strategy could reduce the Fund's return. The Fund could also experience losses if the price of its futures and options positions were not correlated with its other investments or if it could not close out a position because of an illiquid market. Temporary Defensive and Interim Investments. In times of unstable or adverse market or economic conditions, the Fund can invest up to 100% of its assets in temporary defensive investments. Generally they would be cash equivalents (such as commercial paper in the top two rating categories of national rating organizations), money market instruments, short-term debt securities, U.S. or foreign government securities, or repurchase agreements. They can also include other investment grade debt securities. The Fund might also hold these types of securities pending the investment of proceeds from the sale of Fund shares or investment securities or to meet anticipated redemptions of Fund shares. To the extent the Fund invests defensively in these securities, it might not achieve its investment objective of capital growth. How the Fund Is Managed The Manager. The Manager chooses the Fund's investments and handles its day-to-day business. The Manager carries out its duties, subject to the policies established by the Fund's Board of Directors, under an investment advisory agreement that states the Manager's responsibilities. The agreement sets the fees the Fund pays to the Manager and describes the expenses that the Fund is responsible to pay to conduct its business. The Manager has operated as an investment adviser since January 1960 and currently manages investment companies, including other Oppenheimer funds. The Manager and its subsidiaries and affiliates manage more than $130 billion in assets as of March 31, 2002, including other Oppenheimer funds with more than 6.3 million shareholder accounts. The Manager is located at 498 Seventh Avenue, New York, New York 10018. Portfolio Manager. The portfolio manager of the Fund is George Evans. He has been the person principally responsible for the day-to-day management of the Fund's portfolio since October 1, 1999. He is a Vice President of the Fund and of the Manager (since October 1993) and of HarbourView Asset Management Corporation (since July 1994). He serves as an officer and portfolio manager of other Oppenheimer funds. |X| Advisory Fees. Under the investment advisory agreement, the Fund pays the Manager an advisory fee at an annual rate that declines on additional assets as the Fund grows: 1.00% of the first $250 million of average daily net assets of the Fund and 0.90% of average daily net assets in excess of $250 million. The Fund's management fee for the fiscal year ended December 31, 2001, was 1.00% of average annual net assets. Possible Conflicts of Interest. The Fund offers its shares to separate accounts of different insurance companies as an investment for their variable annuity, variable life and other investment product contracts. While the Fund does not foresee any disadvantages to contract owners from these arrangements, it is possible that the interests of owners of different contracts participating in the Fund through different separate accounts might conflict. For example, a conflict could arise because of differences in tax treatment. The Fund's Board has procedures to monitor the portfolio for possible conflicts to determine what action should be taken. If an irreconcilable conflict occurs, the Board might require one or more participating insurance company separate accounts to withdraw their investments in the Fund. That could force the Fund to sell securities at disadvantageous prices, and orderly portfolio management could be disrupted. Also, the Board might refuse to sell shares of the Fund to a particular separate account, or could terminate the offering of the Fund's shares if required to do so by law or if it would be in the best interests of the shareholders of the Fund to do so. INVESTING IN THE FUND How to Buy and Sell Shares How Are Shares Purchased? Shares of the Fund may be purchased only by separate investment accounts of participating insurance companies as an underlying investment for variable life insurance policies, variable annuity contracts or other investment products. Individual investors cannot buy shares of the Fund directly. Please refer to the accompanying prospectus of the participating insurance company for information on how to select the Fund as an investment option for that variable life insurance policy, variable annuity or other investment product. That prospectus will indicate whether you are only eligible to purchase Service shares of the Fund. The Fund reserves the right to refuse any purchase order when the Manager believes it would be in the Fund's best interests to do so. |X| Market Timers. The Fund has instructed its participating insurance companies that it may restrict or refuse investments by their separate accounts from market timers. "Market timers" include persons whose separate account transactions have, or have attempted (i) an exchange out of the Fund within two weeks of an earlier exchange request, (ii) exchanges out of the Fund more than twice in any calendar quarter, (iii) an exchange of Fund shares equal to at least $5 million, or more than 1% of the Fund's net assets, or (iv) other transactions in Fund shares that demonstrated a timing pattern. Separate accounts under common ownership or control are combined for these limits. There can be no assurance that all such participating insurance companies will be successful in controlling investments in their respective separate accounts by market timers. ------------------------------------------------------------------------------------------------------------------- Information about your investment in the Fund through your variable annuity contract, variable life insurance policy or other plan can be obtained only from your participating insurance company or its servicing agent. The ---- Fund's Transfer Agent does not hold or have access to those records. Instructions for buying or selling shares of the Fund should be given to your insurance company or its servicing agent, not directly to the Fund or its Transfer Agent. ------------------------------------------------------------------------------------------------------------------- |X| At What Price Are Shares Sold? Shares are sold at their offering price, which is the net asset value per share. The Fund does not impose any sales charge on purchases of its shares. If there are any charges imposed under the variable annuity, variable life or other contract through which Fund shares are purchased, they are described in the accompanying prospectus of the participating insurance company. The net asset value per share is determined as of the close of The New York Stock Exchange on each day that the exchange is open for trading (referred to in this Prospectus as a "regular business day"). The Exchange normally closes at 4:00 P.M., New York time, but may close earlier on some days. All references to time in this Prospectus mean "New York time." The net asset value per share is determined by dividing the value of the Fund's net assets attributable to a class by the number of shares of that class that are outstanding. To determine net asset value, the Fund's Board of Directors has established procedures to value the Fund's securities, in general based on market values. The Board has adopted special procedures for valuing illiquid and restricted securities and obligations for which market values cannot be readily obtained. Because some foreign securities trade in markets and on exchanges that operate on weekends and U.S. holidays, the values of some of the Fund's foreign investments might change on days when investors cannot buy or redeem portfolio shares. If, after the close of the principal market on which a security held by the Fund is traded, and before the time the Fund's securities are priced that day, an event occurs that the Manager deems likely to cause a material change in the value of such security, the Fund's Board of Trustees has authorized the Manager, subject to the Board's review, to ascertain a fair value for such security. The offering price that applies to an order from a participating insurance company is based on the next calculation of the net asset value per share that is made after the insurance company (as the Fund's designated agent to receive purchase orders) receives a purchase order from its contract or policy owners to purchase Fund shares on a regular business day, provided that the Fund receives the order from the insurance company by 9:30 A.M. on the next regular business day at the offices of its Transfer Agent in Colorado. |X| Classes of Shares. The Fund offers two different classes of shares. The class designated as Service shares are subject to a distribution and service plan. The impact of the expenses of the Plan on Service shares is described below. The class of shares that are not subject to a Plan has no class "name" designation. The different classes of shares represent investments in the same portfolio of securities but are expected to have different expenses and share prices. Distribution and Service Plan for Service Shares The Fund has adopted a Distribution and Service Plan for Service shares to pay the distributor for distribution related services for the Fund's Service shares. The Plan allows for payment to be made quarterly at an annual rate of up to 0.25% of the average annual net assets of Service shares of the Fund. The Board may increase that rate to no more than 0.25% per annum, without advance notification. The distributor currently uses all of those fees to compensate sponsor(s) of the insurance product that offers Fund shares, for providing personal service and maintenance of accounts of their variable contract owners that hold Service shares. The impact of the service plan is to increase operating expenses of the Service shares, which results in lower performance compared to the Fund's shares that are not subject to a service fee. How Are Shares Redeemed? As with purchases, only the participating insurance companies that hold Fund shares in their separate accounts for the benefit of variable annuity contracts, variable life insurance policies or other investment products can place orders to redeem shares. Contract holders and policy holders should not directly contact the Fund or its Transfer Agent to request a redemption of Fund shares. Contract owners should refer to the withdrawal or surrender instructions in the accompanying prospectus of the participating insurance company. The share price that applies to a redemption order is the next net asset value per share that is determined after the participating insurance company (as the Fund's designated agent) receives a redemption request on a regular business day from its contract or policy holder, provided that the Fund receives the order from the insurance company by 9:30 A.M. the next regular business day at the office of its Transfer Agent in Colorado. The Fund normally sends payment by Federal Funds wire to the insurance company's account the day after the Fund receives the order (and no later than 7 days after the Fund's receipt of the order). Under unusual circumstances determined by the Securities and Exchange Commission, payment may be delayed or suspended. Dividends, Capital Gains and Taxes |X| Dividends. The Fund intends to declare dividends separately for each class of shares from net investment income, if any, on an annual basis, and to pay those dividends in March on a date selected by the Board of Directors. Dividends and distributions will generally be lower for Service shares, which normally have higher expenses. The Fund has no fixed dividend rate and cannot guarantee that it will pay any dividends. All dividends (and any capital gains distributions) will be reinvested automatically in additional Fund shares at net asset value for the account of the participating insurance company (unless the insurance company elects to have dividends or distributions paid in cash). Capital Gains. The Fund may realize capital gains on the sale of portfolio securities. If it does, it may make distributions out of any net short-term or long-term capital gains in March of each year. The Fund may make supplemental distributions of dividends and capital gains following the end of its fiscal year. There can be no assurance that the Fund will pay any capital gains distributions in a particular year. Taxes. For a discussion of the tax status of a variable annuity contract, a variable life insurance policy or other investment product of a participating insurance company, please refer to the accompanying prospectus of your participating insurance company. Because shares of the Fund may be purchased only through insurance company separate accounts for variable annuity contracts, variable life insurance policies or other investment products, dividends paid by the Fund from net investment income and distributions (if any) of net realized short-term and long-term capital gains will be taxable, if at all, to the participating insurance company. This information is only a summary of certain federal income tax information about an investment in Fund shares. You should consult with your tax adviser or your participating insurance company representative about the effect of an investment in the Fund under your contract or policy. Financial Highlights The Financial Highlights Table is presented to help you understand the Fund's financial performance since its inception. Certain information reflects financial results for a single Fund share. The total returns in the table represent the rate that an investor would have earned (or lost) on an investment in the Fund (assuming reinvestment of all dividends and distributions). This information has been audited by Deloitte & Touche LLP, the Fund's independent auditors, whose report, along with the Fund's financial statements, is included in the Statement of Additional Information, which is available on request. Because Service shares of the Fund were not issued prior to December 31, 2000, no financial information is shown for Service shares in the Financial Highlights table or in the financial statements included in the Statement of Additional Information. Financial Highlights

                                                    Year Ended December 31,
Non-Service shares                                  2001             2000          1999            1998            1997
==========================================================================================================================

Per Share Operating Data
Net asset value, beginning of period                    $1.74           $2.30         $1.57           $1.36          $1.29
--------------------------------------------------------------------------------------------------------------------------
Income (loss) from investment operations:
Net investment income                                     .01              --(1)         --(1)          .01            .01
Net realized and unrealized gain (loss)                  (.39)           (.11)          .77             .25            .09
--------------------------------------------------------------------------------------------------------------------------
Total income (loss) from investment operations           (.38)           (.11)          .77             .26            .10
--------------------------------------------------------------------------------------------------------------------------
Dividends and/or distributions to shareholders:
Dividends from net investment income                       --(1)         (.03)         (.01)           (.01)          (.01)
Distributions from net realized gain                     (.29)           (.42)         (.03)           (.04)          (.02)
--------------------------------------------------------------------------------------------------------------------------
Total dividends and/or distributions
to shareholders                                          (.29)           (.45)         (.04)           (.05)          (.03)
--------------------------------------------------------------------------------------------------------------------------
Net asset value, end of period                          $1.07           $1.74         $2.30           $1.57          $1.36
                                                        =====           =====         =====           =====          =====
==========================================================================================================================
Total Return, at Net Asset Value(2)                    (24.31)%         (9.43)%       50.37%          19.40%          8.11%
==========================================================================================================================
Ratios/Supplemental Data
Net assets, end of period (in thousands)             $ 99,831        $144,901      $147,345        $103,404        $82,257
--------------------------------------------------------------------------------------------------------------------------
Average net assets (in thousands)                    $117,814        $162,028      $107,403        $ 94,651        $73,318
--------------------------------------------------------------------------------------------------------------------------
Ratios to average net assets:(3)
Net investment income                                    0.69%           0.24%         0.17%           0.68%          0.72%
Expenses                                                 1.05%           1.17%         1.08%           1.09%(4)       1.12%(4)
--------------------------------------------------------------------------------------------------------------------------
Portfolio turnover rate                                    44%             72%          127%             48%            49%
1. Less than $0.005 per share. 2. Assumes a $1,000 hypothetical initial investment on the business day before the first day of the fiscal period, with all dividends and distributions reinvested in additional shares on the reinvestment date, and redemption at the net asset value calculated on the last business day of the fiscal period. Total returns are not annualized for periods less than one full year. Total return information does not reflect expenses that apply at the separate account level or to related insurance products. Inclusion of these charges would reduce the total return figures for all periods shown. 3. Annualized for periods of less than one full year. 4. Expense ratio has been calculated without adjustment for the reduction to custodian expenses. Oppenheimer International Growth Fund/VA Financial Highlights (Continued)

                                                            Period Ended
Service shares                                              December 31, 2001(1)
================================================================================

Per Share Operating Data
Net asset value, beginning of period                                       $1.22
--------------------------------------------------------------------------------
Income (loss) from investment operations:
Net investment income                                                         --(2)
Net realized and unrealized gain (loss)                                     (.14)
--------------------------------------------------------------------------------
Total income (loss) from investment operations                              (.14)
--------------------------------------------------------------------------------
Dividends and/or distributions to shareholders:
Dividends from net investment income                                          --
Distributions from net realized gain                                          --
--------------------------------------------------------------------------------
Total dividends and/or distributions to shareholders                          --
--------------------------------------------------------------------------------
Net asset value, end of period                                             $1.08
                                                                          ======
================================================================================
Total Return, at Net Asset Value(3)                                       (11.48)%
================================================================================
Ratios/Supplemental Data
Net assets, end of period (in thousands)                                    $103
--------------------------------------------------------------------------------
Average net assets (in thousands)                                           $ 36
--------------------------------------------------------------------------------
Ratios to average net assets:(4)
Net investment income                                                       0.28%
Expenses                                                                    1.20%
--------------------------------------------------------------------------------
Portfolio turnover rate                                                       44%
1. For the period from March 19, 2001 (inception of offering) to December 31, 2001. 2. Less than $0.005 per share. 3. Assumes a $1,000 hypothetical initial investment on the business day before the first day of the fiscal period (or inception of offering), with all dividends and distributions reinvested in additional shares on the reinvestment date, and redemption at the net asset value calculated on the last business day of the fiscal period. Total returns are not annualized for periods less than one full year. Total return information does not reflect expenses that apply at the separate account level or to related insurance products. Inclusion of these charges would reduce the total return figures for all periods shown. 4. Annualized for periods of less than one full year. Oppenheimer International Growth Fund/VA

INFORMATION AND SERVICES

For More Information on Oppenheimer International Growth Fund/VA

The following additional information about the Fund is available without charge upon request:

STATEMENT OF ADDITIONAL INFORMATION. This document includes additional information about the Fund’s investment policies, risks, and operations. It is incorporated by reference into this Prospectus (which means it is legally part of this Prospectus).

ANNUAL AND SEMI-ANNUAL REPORTS. Additional information about the Fund’s investments and performance is available in the Fund’s Annual and Semi-Annual Reports to shareholders. The Annual Report includes a discussion of market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year.

How to Get More Information

You can request the Statement of Additional Information, the Annual and Semi-Annual Reports, the notice explaining the Fund’s privacy policy and other information about the Fund or your account:

------------------------------------------------------------------------------------------------------------- ------------------------------------------------------------------------------------------------------------- By Telephone: Call OppenheimerFunds Services toll-free: ------------------------------------------------------------------------------------------------------------- 1.800.981.2871 ------------------------------------------------------------------------------------------------------------- By Mail: Write to: OppenheimerFunds Services ------------------------------------------------------------------------------------------------------------- P.O. Box 5270 ------------------------------------------------------------------------------------------------------------- Denver, Colorado 80217-5270

Information about the Fund including the Statement of Additional Information can be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1.202.942.8090. Reports and other information about the Fund are available on the EDGAR database on the SEC’s Internet website at www.sec.gov. Copies may be obtained after payment of a duplicating fee by electronic request at the SEC’s e-mail address: publicinfo@sec.gov or by writing to the SEC’s Public Reference Section, Washington, D.C. 20549-0102.

No one has been authorized to provide any information about the Fund or to make any representations about the Fund other than what is contained in this Prospectus. This Prospectus is not an offer to sell shares of the Fund, nor a solicitation of an offer to buy shares of the Fund, to any person in any state or other jurisdiction where it is unlawful to make such an offer.

The Fund's SEC File No.: 811-3255 PR616.0402 Printed on recycled paper. Appendix to Prospectus of Oppenheimer International Growth Fund/VA

        Graphic material included in the Prospectus of Oppenheimer International Growth Fund/VA: “Annual Total Returns (as of 12/31 each year)":

        A bar chart will be included in the Prospectus of Oppenheimer International Growth Fund/VA depicting the annual total returns of a hypothetical investment in shares of the Fund for each of the calendar years since the Fund’s inception. Set forth below are the relevant data points that will appear in the bar chart:

-------------------------------------- --------------------------- Calendar Year Ended 12/31 Annual Total Return -------------------------------------- --------------------------- -------------------------------------- --------------------------- 1993 21.80% -------------------------------------- --------------------------- -------------------------------------- --------------------------- 1994 1.44% -------------------------------------- --------------------------- -------------------------------------- --------------------------- 1995 10.30% -------------------------------------- --------------------------- -------------------------------------- --------------------------- 1996 13.26% -------------------------------------- --------------------------- -------------------------------------- --------------------------- 1997 8.11% -------------------------------------- --------------------------- -------------------------------------- --------------------------- 1998 19.40% -------------------------------------- --------------------------- -------------------------------------- --------------------------- 1999 50.37% -------------------------------------- --------------------------- -------------------------------------- --------------------------- 2000 -9.43% -------------------------------------- --------------------------- -------------------------------------- --------------------------- 2001 -24.31% -------------------------------------- ---------------------------